UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)     February 6, 2007
Reynolds American Inc.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
401 North Main Street,
Winston-Salem, NC 27101
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 336-741-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     (a) On February 5, 2007, the Compensation Committee of the Board of Directors of Reynolds American Inc., referred to as RAI, approved the performance factors that will be used to determine the extent to which bonuses will be payable for the 2007 fiscal year under the Reynolds American Inc. Annual Incentive Award Plan, referred to as the AIAP, RAI’s annual cash bonus plan for employees of RAI and its operating subsidiaries. The AIAP performance factors for participants employed by RAI are as follows:
•	Net income of RAI;

•	Share of market of the following brands of R. J. Reynolds Tobacco Company, referred to as RJRT:
°	Camel

°	Kool

°	Pall Mall Box

°	Total RJRT;
•	Share of market of the total brands of moist snuff of Conwood Company, LLC; and

•	Volume of the Natural American Spirit brand of Santa Fe Natural Tobacco Company, Inc.
     On February 6, 2007, upon recommendation of the Compensation Committee, the Board of Directors approved the grant, under the Amended and Restated Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, of performance units to the following named executive officers in the following amounts in lieu of their participation in the AIAP: Susan M. Ivey — 1,511; Jeffrey A. Eckmann — 450; and Dianne M. Neal — 419. Each performance unit has an initial value on the date of grant of $1,000, but, except as noted below, the value of each unit upon vesting will be based upon the 2007 AIAP performance factors for employees of RAI. The Compensation Committee has the discretion to reduce the valuation of the performance units that otherwise would result from the application of the designated performance factors.
     Generally, the performance units will vest in full on December 31, 2007, and payment of such units will be made on or prior to March 15, 2008. The following terms apply to the performance units of Ms. Ivey, Mr. Eckmann and Ms. Neal:
•	In the event of the grantee’s death, permanent disability or retirement, the grantee’s performance units will vest pro rata, the value of the vested units will be equal to their initial grant date value and payment will be made as soon as practicable after such event.

•	Upon the grantee’s involuntary termination of employment without cause, the grantee’s performance units will vest pro rata, the value of the vested units will be based upon the applicable performance factors described above, and payment will be made on or before March 15, 2008.

•	Upon the grantee’s voluntary termination of employment or involuntary termination of employment for cause, all of the grantee’s performance units will be cancelled.
(b) On February 6, 2007, upon recommendation of the Compensation Committee, the Board of Directors also approved the grant, to be effective on March 6, 2007, of certain awards under the LTIP to approximately 500 employees of RAI and its operating subsidiaries, including Ms. Ivey, Mr. Eckmann and Ms. Neal. The awards granted to Ms. Ivey, Mr. Eckmann and Ms. Neal will be split in value as follows: approximately 70% in the form of performance units and approximately 30% in the form of shares of restricted RAI common stock. The material terms of each type of award are described below.
     The performance units, each of which will have an initial value of $1.00, will vest upon the conclusion of the three-year performance period ending December 31, 2009, referred to as the Performance Period, provided RAI pays to its shareholders a quarterly dividend of at least $.75 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the performance units will be cancelled, unless RAI’s Board of Directors otherwise approves the non-cancellation of such units. Upon vesting, each grantee will receive a cash payment equal to the product of $1.00 and the number of vested units. The number of vested units will be equal to the number of original performance units granted multiplied by 0% to 200% based on the achievement of certain three-year cumulative RAI earnings per share targets. An additional adjustment will be made up to +/- 10% based on RAI’s total shareholder return over the Performance Period compared against the total shareholder return of RAI’s peer group, subject to the 200% maximum cap. RAI’s peer group is comprised of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group and UST Inc.
     In the event of a grantee’s death, permanent disability, retirement, or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis (other than Mr. Eckmann, whose performance units will fully vest), with payment of such units to be made after the Performance Period. Notwithstanding the foregoing, in the event of a change of control of RAI (as defined in the LTIP), any outstanding performance units will vest on a pro rata basis (other than Mr. Eckmann, whose performance units will fully vest), and will be paid as soon as practicable after the change of control. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (1) $1.00 and (2) the greater of (a) the number of original performance units vested on a pro rata basis, referred to as the Base Number, and (b) the Adjusted Base Number. The Adjusted Base Number means the Base Number adjusted (1) by 0% to 200% based on the achievement of certain cumulative three-year RAI earnings per share targets, assuming that RAI’s growth rate through the vesting date would continue through the end of the Performance Period, and (2) by an additional +/- 10% based on RAI’s total shareholder return through the vesting date compared against the total shareholder return of RAI’s peer group, subject to the 200% maximum cap. In the event of a grantee’s voluntary termination of employment (other than Mr. Eckmann) or termination of employment for cause, such grantee’s outstanding performance units will be cancelled. In the event of Mr. Eckmann’s voluntary termination of employment, his outstanding performance units will fully vest, and payment of such units will be made after the Performance Period.
     The shares of restricted RAI common stock, referred to as Restricted Stock, will vest on March 6, 2010, provided RAI pays to its shareholders a quarterly dividend of at least $.75 per share during the Performance Period. If RAI fails to pay the minimum dividend in any fiscal quarter during the Performance Period, then the Restricted Stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the Restricted Stock. Prior to vesting of the Restricted Stock, a grantee will receive dividends with respect to his or her outstanding unvested Restricted Stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the Restricted Stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the Restricted Stock. Upon vesting, the restrictions will lapse, and the Restricted Stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.
     The following terms apply to the Restricted Stock of Ms. Ivey and Ms. Neal:
•	In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested Restricted Stock will immediately vest in full.

•	In the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested Restricted Stock will vest pro rata.

•	In the event of a grantee’s voluntary termination of employment or termination of employment for cause, such grantee’s outstanding Restricted Stock will be cancelled.
     With respect to the Restricted Stock of Mr. Eckmann, in the event of his death, permanent disability, retirement, voluntary termination of employment or involuntary termination of employment without cause, any of his outstanding unvested Restricted Stock will fully vest. In the event of Mr. Eckmann’s termination for cause, his outstanding Restricted Stock will be cancelled.
     The number of performance units and the value of the Restricted Stock Ms. Ivey, Mr. Eckmann and Ms. Neal will receive on March 6, 2007, are known as of the date of this report. The number of shares of Restricted Stock each of them will receive on March 6, 2007, however, will not be determinable until such date. For each grantee, the number of shares of Restricted Stock granted will be equal to a specific dollar amount, which will vary among participants, divided by the per share closing price of RAI common stock on March 6, 2007. The number of performance units and the grant date value of the Restricted Stock (without regard to the restrictions) to be awarded to the foregoing named executive officers are as follows; Ms. Ivey — 4,767,000 performance units and Restricted Stock valued at $2,247,300; Mr. Eckmann — 1,155,000 performance units and Restricted Stock valued at $544,500; and Ms. Neal — 1,033,563 performance units and Restricted Stock valued at $487,237.

     (c) Currently, employees of RAI and its operating subsidiaries at job levels 13 and 12 have an LTIP multiple equal to 3.0 and 2.5, respectively, of base salary. The LTIP multiple is used to determine the value of an employee’s annual three-year incentive award under the LTIP. On February 6, 2007, upon recommendation of the Compensation Committee, the Board of Directors approved the following two-year transition plan to lower the LTIP multiples of job levels 13 and 12 to 2.5 and 2.0, respectively:
•	For job level 13, reduce the current 3.0 LTIP multiple to 2.75 for the 2007 LTIP award and to 2.5 for the 2008 LTIP award and beyond.

•	For job level 12, reduce the current 2.5 LTIP multiple to 2.25 for the 2007 LTIP award and to 2.0 for the 2008 LTIP award and beyond.

•	In consideration of these reductions, provide transition payments to the current employees at job levels 13 and 12 on March 31, 2007, and March 31, 2008, equal to 25% of their March 1 base salary in each of these years.
In accordance with this transition plan, on March 31, 2007, Mr. Eckmann will receive a $150,000 transition payment and Ms. Neal will receive a $134,200 transition payment. Both Mr. Eckmann and Ms. Neal are employees at job level 13.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

	By:	/s/ McDara P. Folan, III

Name: McDara P. Folan, III Title: Senior Vice President, Deputy General Counsel and Secretary

Date: February 12, 2007